SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

July 1, 2010
Date of Report (date of earliest event reported)

GEOBIO ENERGY, INC.
 (Exact name of registrant as specified in its charter)

Colorado	333-67174	84-1153946
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer I.D. Number)

1100 Dexter Avenue North, Suite 100
Seattle, WA 98109
 (Address of principal executive offices)

Registrant’s telephone number, including area code: (206) 838-9715

                Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                 Entry Into a Material Definitive Agreement

Amendment to the Agreement for the Stock Purchase Acquisition of H&M Precision Products, Inc.

On July 1, 2010, GeoBio Energy, Inc. (“GeoBio”), entered into an amendment to its Stock Purchase Agreement with H&M Precision Products, Inc. (“H&M”), dated on or around April 16, 2010, previously amended on May 27, 2010 (the “H&M Stock Purchase Agreement”), for the purchase one of hundred percent (100%) of the issued and outstanding capital stock of H&M (the “Amendment”).

Under the H&M Stock Purchase Agreement, the parties agreed that GeoBio would tender a non-refundable down-payment of Fifty thousand U.S. Dollars ($50,000.00), payable on or prior to June 18, 2010, to be credited against the Purchase Price (defined herein).  The Amendment reduces the non-refundable down payment to Twenty-five thousand U.S. Dollars ($25,000.00), which GeoBio paid to H&M on July 2, 2010 (the “Down Payment”)

The Purchase Price remains to be determined by the formula of the product of (i) H&M’s twelve (12) month trailing cumulative, “adjusted” earnings before interest, taxes, depreciation and amortization (“EBITDA”) as of the closing date (the “12-Month EBITDA”) multiplied by (ii) 2.99, with a maximum Purchase Price of Eight million, four hundred ten thousand U.S. Dollars ($8,410,000.00) (the “Purchase Price”).  H&M has the opportunity, following the expected closing of the agreement, to realize up to the full amount of the Purchase Price as stated in the initial H&M Stock Purchase Agreement, payable within three (3) months following GeoBio’s 2011 fiscal year, in the event, and to the extent, that H&M subsequently achieves a trailing twelve (12) month EBITDA for the applicable year greater than the 12-Month EBITDA calculated as of the closing date of the H&M Stock Purchase Agreement.

Also, under the July 1, 2010 Amendment, the parties changed the closing date from July 1, 2010 to August 6, 2010 (the “Closing Date”), subject to GeoBio becoming current in its 1934 Exchange Act public filings.  In the event that GeoBio is not current in its public filings as of the Closing Date, GeoBio shall have the option to extend the Closing Date to September 10, 2010 (the “Extended Closing Date”).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: July 6, 2010

GEOBIO ENERGY, INC.
/s/ Lance Miyatovich
By:
Lance Miyatovich Chief Executive Officer